Exhibit 99.1

NextPlat Reports $65.5 Million in Consolidated Year-End 2024 Revenue

COCONUT GROVE, FL – March 24, 2025 – NextPlat Corp (NASDAQ: NXPL, NXPLW) (“NextPlat” or the “Company”), a global e-Commerce provider, today announced the financial results for the fiscal year-ended December 31, 2024 which includes the consolidation of the operations of its e-Commerce Operations with the results of its Healthcare Operations from Progressive Care LLC (formerly Progressive Care Inc., or “Progressive Care”).

“Results for 2024 reflect progress against our strategic growth initiatives as we increase NextPlat’s participation in large domestic and international consumer markets, specifically, expanding our e-Commerce activities in the US and in China, and in healthcare where we are supporting a growing number of 340B covered entities and long-term care facilities. Momentum in our e-Commerce business continues to build as we expand our offering and accelerate marketing activities targeting a large base of global consumers. In healthcare, we are actively addressing the challenges we see in US drug reimbursement and believe in the significant opportunity in the market to cost-effectively support the unique long-term needs of care providers and their patients,” said Charles M. Fernandez, Executive Chairman and CEO of NextPlat Corp.

Full Year 2024 Financial Highlights:

●	Consolidated revenue for the year ended December 31, 2024, was approximately $65.5 million, an increase of 73% versus revenue of approximately $37.8 million for the prior year, primarily attributable to an increase of approximately $24.9 million from a full year of Healthcare Operations in 2024 versus six months in 2023. Annual revenue exceeded earlier expectations due to Healthcare Operations outperforming our projected prescription fulfillment.

●	Overall gross profit margin for the year ended December 31, 2024, declined to 24.8% when compared to the prior year. Gross profit margin for e-Commerce Operations slightly decreased to 24.9%, when compared to the prior year, primarily due to rising costs of hardware and other inventory and pricing pressures. Gross profit margin for Healthcare Operations declined to 24.8%, when compared to the prior year period, primarily due to the continued pressures from medication price increases and reimbursement rates not keeping pace with those price increases.

●	Operating expenses for the year ended December 31, 2024, were approximately $40.0 million compared to approximately $34.6 million in 2023. A 21% decrease in selling, general and administrative expenses during the year was primarily attributable to a decrease in stock-based compensation. Salaries, wages and payroll taxes increased by approximately $4.8 million, or 72%, primarily attributable to the full year of Healthcare Operations in 2024 versus six months in 2023. Additional expenses included professional fees of approximately $4.4 million mainly attributable to the costs related to the merger with Progressive Care as well as non-recurring litigation and other legal fees.

●	Net loss attributable to NextPlat Corp common shareholders for the year ended December 31, 2024, was approximately $14.0 million, or ($0.68) per diluted share, compared to a net loss attributable to NextPlat Corp common shareholders of approximately $3.8 million, or ($0.22) diluted earnings per share, reported for the year ended December 31, 2023.

●	The Company ended 2024 with approximately $20.0 million in cash representing a net cash burn of approximately $6.3 million from the end of 2023. The use of cash primarily consists of approximately $3.4 million in non-recurring operating expenses related to the merger of Progressive Care and approximately $1.0 million relating to the Outfitter Satellite acquisition completed during fiscal 2024. Excluding non-recurring operating expenses, total cash used in recurring operating activities was approximately $2.0 million.

Organizational Highlights and Recent Business Developments:

●	During 2024, the Company completed two strategic transactions: the merger with Progressive Care in an all-stock transaction, resulting in Progressive Care becoming a wholly owned subsidiary of NextPlat and the acquisition of Outfitter Satellite Inc. which significantly expands the sales of satellite-enabled products and services in North America to consumers, commercial, and government customers.

●

In 2024, Healthcare Operations filled approximately 514,000 pharmacy prescriptions. The Company continues to expand its reach to long-term care facilities as well as securing additional pharmacy service contracts with 340B covered entities which are expected to represent a greater proportion of Healthcare Operations revenue going forward, contributing to increased services and prescription revenues into fiscal 2025. These contracts have a greater profit margin than the Company’s traditional retail pharmacy business.

●

The Company’s technology e-Commerce business significantly expanded its breadth of connectivity offerings in 2024 to include new hardware solutions such as Starlink and expanded relationships with critical network providers such as Iridium Communications and most recently, EVERYWHWERE Communications. It has also been awarded a number of new connectivity services contracts in North America and in Europe with new and existing corporate customers including a US state government and several leading global network news organizations. These contracts, along with the contribution of Outfitter Satellite has contributed to a 115% increase in high margin recurring airtime contact revenue versus 2023. In 2024, the Company sold satellite-enabled communications devices and services to customers from more than 140 countries.

●

On March 1, 2024, the Company officially launched its e-commerce program in China featuring an array of OPKO Healthcare (“OPKO”)-branded products on Alibaba Group Holding Limited’s (“Alibaba”) Tmall Global. Through the addition of a new marketing partner in July 2024, it also successfully began expanding the program to include broad retail distribution and digital/social media marketing capabilities and in October 2024, NextPlat was awarded a four-year extension of the OPKO Healthcare e-commerce program for China which was expanded to include product sales in Japan. In December 2024, through an agreement with J.D.Com, China’s largest online retailer, the OPKO e-Commerce development program secured access to over 340 million additional Chinese consumers significantly contributing to the Company’s ability to reach nearly 1 billion potential customers in the Asian markets.

●

Throughout 2024, the Company continued to make notable progress on the development and launch of its Florida Sunshine line of branded vitamins and supplements as it pursues final rights and clearances to commence international sales. Work on multiple e-Commerce sites for Florida Sunshine on Amazon in the United States and in the EU are underway as are marketing plans for China. Subject to receipt of final approvals, the Company believes that its Florida Sunshine products are expected to be made available to US, European and Chinese consumers on multiple online marketplaces with marketing supported by social media influencers and bloggers starting late in the second quarter of 2025.

David Phipps, President of NextPlat and CEO of Global Operations, added, “We are pleased by the continued progress we are making in our global e-Commerce efforts. Demand for satellite-based connectivity remains strong and we see additional opportunities to further expand our offerings and grow our network of partnerships which can support our continued growth. Our efforts in China continue to progress as evidenced by increased daily sales activity in line with expanded product availability. Supported by new and existing retail, distribution and marketing partners added throughout 2024, we believe we are well positioned to capitalize on growing Chinese consumer demand for unique health and wellness products and are especially excited about the initial interest we are seeing for both OPKO-branded pet care and our Florida Sunshine products expected to launch this quarter.”

NextPlat’s Executive Chairman and CEO, Charles M. Fernandez, Chief Financial Officer, Cecile Munnik, and President and CEO of Global Operations, David Phipps, will host a conference call at 8:30 a.m. Eastern today to discuss the results for the fiscal year ended December 31, 2024, and recent developments.

To access the call, please use the following information:

Date:	Monday, March 24, 2025
Time:	8:30 a.m. Eastern time
Toll-free dial-in number:	1-800-836-8184
International dial-in number:	1-646-357-8785
Conference webcast link:	https://app.webinar.net/1B37G1wAapL

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization.

The conference call will be broadcast live and available for replay at https://app.webinar.net/1B37G1wAapL and via the investor relations section of the Company's website at https://ir.nextplat.com/news-events/ir-calendar. A replay of the conference call will be available after 12:00 p.m. Eastern time through March 31, 2025.

Toll-free replay number:	1-888-660-6345
International replay number:	1-646-517-4150
Replay entry code:	70962#

The financial information included in this press release should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, which was filed with the Securities and Exchange Commission earlier today.

About NextPlat Corp

NextPlat is a global e-commerce platform company created to capitalize on multiple high-growth sectors and markets including technology and healthcare. Through acquisitions, joint ventures and collaborations, the Company intends to assist businesses in selling their goods online, domestically, and internationally, allowing customers and partners to optimize their e-commerce presence and revenue. NextPlat currently operates an e-Commerce communications division offering voice, data, tracking, and IoT products and services worldwide as well as pharmacy and healthcare data management services in the United States through its subsidiary, Progressive Care.

Forward-Looking Statements

Certain statements in this release constitute forward-looking statements. These statements include the capabilities and success of the Company’s business and any of its products, services or solutions. The words “believe,” “forecast,” “project,” “intend,” “expect,” “plan,” “should,” “would,” and similar expressions and all statements, which are not historical facts, are intended to identify forward-looking statements. These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors, including the Company’s ability to launch additional e-commerce capabilities for consumer and healthcare products  and its ability to grow and expand as intended, any of which could cause the Company to not achieve some or all of its goals or the Company’s previously reported actual results, performance (finance or operating), including those expressed or implied by such forward-looking statements. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (the “SEC”), copies of which may be obtained from the SEC’s website at www.sec.gov. The Company assumes no, and hereby disclaims any, obligation to update the forward-looking statements contained in this press release.

Media and Investor Contact for NextPlat Corp:

Michael Glickman

MWGCO, Inc.

917-397-2272

mike@mwgco.net

NEXTPLAT CORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(In thousands, except per share data)

	Years Ended December 31,
	2024	2023
Sales of products, net	$54,941	$32,389
Revenues from services	10,542	5,367
Revenue, net	65,483	37,756

Cost of products	49,033	26,313
Cost of services	221	132
Cost of revenue	49,254	26,445

Gross profit	16,229	11,311

Operating expenses:
Selling, general and administrative	7,860	9,910
Salaries, wages and payroll taxes	11,441	6,643
Impairment loss	13,653	13,895
Professional fees	4,401	1,981
Depreciation and amortization	2,498	2,110
Total operating expenses	39,853	34,539

Loss before other (income) expense	(23,624)	(23,228)

Other (income) expense:
Gain on sale or disposal of property and equipment	(94)	—
Interest expense	81	79
Interest earned	(731)	(620)
Asset write-off	111	28
Other income	(2)	(317)
Foreign currency exchange rate variance	65	(107)
Total other (income) expense	(570)	(937)

Loss before income taxes	(23,054)	(22,291)

Income taxes	(71)	(28)
Loss before equity in net loss of affiliate	(23,125)	(22,319)

Gain on remeasurement of fair value of equity interest in affiliate prior to acquisition	—	11,352
Equity in net loss of affiliate	—	(1,440)
Net loss	(23,125)	(12,407)

Net loss attributable to non-controlling interest	9,100	8,629
Net loss attributable to NextPlat Corp	$(14,025)	$(3,778)

Comprehensive loss:
Net loss	$(23,125)	$(12,407)
Foreign currency loss	(3)	(22)
Comprehensive loss	$(23,128)	$(12,429)

NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(14,025)	$(3,778)
Weighted number of common shares outstanding – basic and diluted	20,614	17,494

Basic and diluted loss per share	$(0.68)	$(0.22)

NEXTPLAT CORP AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and par data)

	December 31, 2024	December 31, 2023
ASSETS
Current Assets
Cash	$19,960	$26,307
Accounts receivable, net	4,895	8,923
Receivables - other, net	732	1,846
Inventory, net	4,881	5,135
Unbilled revenue	237	189
VAT receivable	371	342
Prepaid expenses	404	640
Notes receivable due from related party	—	256
Total Current Assets	31,480	43,638

Property and equipment, net	3,407	3,989

Goodwill	156	731
Intangible assets, net	524	14,423
Operating right-of-use assets, net	812	1,566
Finance right-of-use assets, net	5	22
Deposits	94	39
Prepaid expenses, net of current portion	—	61
Total Other Assets	1,591	16,842
Total Assets	$36,478	$64,469

LIABILITIES AND EQUITY

Current Liabilities
Accounts payable and accrued expenses	$7,230	$13,176
Contract liabilities	89	42
Notes payable	380	312
Due to related party	48	18
Operating lease liabilities	404	532
Finance lease liabilities	5	18
Income taxes payable	54	139
Total Current Liabilities	8,210	14,237

Long Term Liabilities
Notes payable, net of current portion	1,032	1,211
Operating lease liabilities, net of current portion	438	929
Finance lease liabilities, net of current portion	—	5
Total Liabilities	9,680	16,382

Commitments and Contingencies	—	—

Equity
Common stock ($0.0001 par value; 50,000,000 shares authorized; 25,963,051 and 18,724,596 shares issued and outstanding as of December 31, 2024 and 2023, respectively)	3	2
Additional paid-in capital	75,697	67,170
Accumulated deficit	(48,950)	(34,925)
Accumulated other comprehensive loss	(66)	(63)
Equity attributable to NextPlat Corp stockholders	26,684	32,184
Equity attributable to noncontrolling interests	114	15,903
Total Equity	26,798	48,087

Total Liabilities and Equity	$36,478	$64,469